Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into effective as of February 28, 2011 (the “Effective Date”), by and between Ardea Biosciences, Inc. (the “Company”) and David T. Hagerty, MD (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.
Recitals
A. The Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.
B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.
Agreement
     In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
1.	Employment.
          1.1 Title. The Executive shall initially have the title of Senior Vice President, Chief Medical Officer of the Company and shall serve in such other capacity or capacities as the Company may from time to time prescribe. The Executive shall initially report to the Company’s Chief Executive Officer (“CEO”).
          1.2 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, which are normally associated with the position of Chief Medical Officer, consistent with the bylaws of the Company and as required by the CEO.
          1.3 Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established by the Company and/or the Company’s Board of Directors (the “Board”). The Executive acknowledges that he has read the Company’s Employee Handbook and other governing policies, which will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.
          1.4 Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, the Executive shall perform the services the Executive is required to perform pursuant to this Agreement at the Company’s offices, located in San Diego, California; provided, however, that the Company may from time to time reasonably require the Executive to travel temporarily to other locations in connection with the Company’s business.
2.	Loyal and Conscientious Performance; Noncompetition.
          2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.
          2.2 Covenant not to Compete. Except with the prior written consent of the Board or the CEO, which shall not be unreasonably withheld, the Executive will not, during the Executive’s employment by the Company, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.
          2.3 Agreement not to Participate in Company’s Competitors. During any period during which the Executive is receiving any compensation or consideration from the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Notwithstanding the foregoing, ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of Section 2.2 or this Section 2.3.
3.	Compensation of the Executive.
          3.1 Base Salary. The Company shall pay the Executive a base salary of Three Hundred Twenty Thousand Dollars ($320,000) per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.
          3.2 Annual Performance Bonus. In addition to the Executive’s base salary, the Executive shall be eligible for an annual performance bonus based upon the Executive’s and the Company’s achievement of specified objectives established by the CEO and/or the Board during the first quarter of each year, as evaluated by the CEO and/or Board in the exercise of good faith reasonable judgment. The target bonus for achievement of all objectives shall be thirty-five percent (35%) of the Executive’s then-current base salary. Bonuses awards will be pro-rated based upon the number of months employed during the calendar year.
          3.3 Stock Option. Upon the commencement of the Executive’s employment and subject to approval of the Board and the terms of the Company’s 2004 Stock Equity Incentive Plan, (the “Plan”), the Executive will be granted a stock option under the Plan to purchase one hundred fifty thousand (150,000) shares of the Company’s Common Stock (the “Option”). To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Option will be equal to the fair market value of the Common Stock established on the date of grant, subject to approval by the Board. The Option will vest over four (4) years for so long as the Executive continues to be employed by the Company, as follows: twenty-five percent (25%) of the shares subject to the Option shall vest on the first anniversary of the Executive’s first day of employment with the Company, and 1/48th of the shares subject to the Option shall vest on the same calendar day of each month thereafter.
          3.4 Changes to Compensation. The Executive’s compensation will be reviewed on a regular basis by the Company and may be increased from time to time as deemed appropriate.
          3.5 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
          3.6 Other Benefits. The Executive shall also be eligible to receive all other benefits normally offered to full-time regular executive level employees, including, without limitation, medical insurance, dental insurance, life insurance, 401(k) plan and fifteen (15) working days paid time off per year accruing on a bi-weekly basis, as outlined in the Company’s Employee Handbook.
4.	Termination.
          4.1 Termination by the Company. The Executive’s employment by the Company shall be at will. The Executive’s employment with the Company may be terminated by the Company at any time and for any reason or no reason. Subject to the terms of the Company’s Senior Executive Severance Benefit Plan, which is hereby incorporated into this Agreement, as it may be amended from time to time (provided that any amendment shall not result in a reduction of benefits as set forth in such plan as of the date hereof), in the event the Company terminates the Executive’s employment, the Company shall have no further obligation to the Executive, except for payment of earned wages and accrued and unused paid time off earned through the date of termination, at the rate in effect at the time of termination, subject to standard deductions and withholdings, and such other benefits as required in such event by applicable law.
          4.2 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.
          4.3 Termination by the Executive. The Executive’s employment by the Company shall be at will. The Executive shall have the right to resign or terminate the Executive’s employment at any time and for any reason or no reason. Subject to the terms of the Company’s Senior Executive Severance Benefit Plan, as it may be amended from time to time (provided that any amendment shall not result in a reduction of benefits as set forth in such plan as of the date hereof), in the event the Executive resigns or terminates his employment, the Company shall have no further obligation to the Executive, except for payment of earned wages and accrued and unused paid time off earned through the date of resignation or termination, at the rate in effect at the time of resignation or termination, subject to standard deductions and withholdings, and such other benefits as required in such event by applicable law.
          4.4 Change in Control. The provisions of Article Two, Section IVB(i) and (ii) of the Plan providing for acceleration of vesting of outstanding stock options in the event of a “Change in Control” (as defined in the Appendix, Section C, of the Plan) and an “Involuntary Termination” thereafter (as defined in the Plan) are hereby incorporated into this Agreement and shall apply in full.
5.	Confidential and Proprietary Information; Nonsolicitation.
          As a condition of employment, the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.
6.	Assignment and Binding Effect.
          This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and insure to the benefit of the Company and its successors, assigns and legal representatives.
7.	Choice of Law.
          This Agreement is made in California. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.
8.	Integration.
          This Agreement, the Company’s Proprietary Information and Inventions Agreement attached as Exhibit A hereto, the Company’s Senior Executive Severance Benefit Plan and the Plan contain the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit A hereto, the Proprietary

Information and Inventions Agreement shall control. To the extent this Agreement conflicts with the terms of the Employee Handbook, the Company’s Senior Executive Severance Benefit Plan or the Plan, this Agreement shall control.
9.	Amendment.
          This Agreement cannot be amended or modified, except by a written agreement signed by the Executive and the Company.
10.	Waiver.
          No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
11.	Severability.
          The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.
12.	Interpretation; Construction.
          The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
13.	Representations and Warranties.
          The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

14.	Counterparts.
          This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email of a scanned copy will be effective as delivery of an original executed counterpart of this Agreement.
15.	Arbitration.
          To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims or causes of action, in law or equity, arising from or relating to the Executive’s employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided, however, that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees, including the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
16.	Trade Secrets Of Others.
          It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its Affiliates any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.
17.	Advertising Waiver.
          The Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

18.	Indemnification.
          The Executive shall have no liability to the Company for any loss suffered by the Company that arises out of any action or inaction of the Executive if the Executive in good faith determined that such course of conduct was in the best interest of the Company, and such course of conduct did not constitute gross negligence or willful misconduct of the Executive. The Executive shall be indemnified by the Company against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by him in connection with the Company, provided that the same were not the result of gross negligence or willful misconduct on the part of the Executive.
     In Witness Whereof, the Parties have executed this Agreement as of the Effective Date.
Ardea Biosciences, Inc.

/s/ Barry D. Quart
Barry D. Quart
Chief Executive Officer
Executive

/s/ David T. Hagerty
David T. Hagerty, MD

EXHIBIT A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by Ardea Biosciences, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:
1. Confidential Information Protections.
     1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.
     1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development activities, including, without limitation, (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations or agreements between Company and any third party.
     1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of or disclose any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.
2. Inventions.
     2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
     2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual,

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fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
     2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice or learned by me, either alone or with others, during the period of my employment by Company.
     2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.
     2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including, without limitation, the United States, all my right, title and interest in and to any particular Company Invention.
     2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.
     2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing or distribution of any source code owned or licensed by Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.
4. Additional Activities. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
5. Return of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server or e-mail system to receive, store, review, prepare or transmit any Company information, including, but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems. I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.
6. Notification Of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.
7. General Provisions.
     7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California,

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without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.
     7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
     7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.
     7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.
     7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.
     7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me may cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to seek injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
     7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.
     7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.
     7.9 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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     This Agreement shall be effective as of the first day of my employment with Company.

David T. Hagerty, MD		Ardea Biosciences, Inc.

I have read, understand, and accept this Agreement and have been given the opportunity to review it with independent legal counsel:		Accepted and agreed:

By:	/s/ David T. Hagerty	By:	/s/ Barry D. Quart
Barry D. Quart
Chief Executive Officer

Address:		Address: 4939 Directors Place
San Diego, CA 92121

EXHIBIT A
INVENTIONS
1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):
☐	None

☐	See immediately below:

2. Limited Exclusion Notification.
     This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:
     a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or
     b. Result from any work performed by you for Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.